Intrepid Announces Third Quarter 2024 Results

Denver, CO, November 4, 2024 - Intrepid Potash, Inc. ("Intrepid", "the Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the third quarter of 2024.

Key Highlights for Third Quarter 2024

Financial & Operational
•Total sales of $57.5 million, which compares to $54.5 million in the third quarter of 2023.
•Net loss of $1.8 million (or $0.14 per diluted share), which compares to a net loss of $7.2 million (or $0.56 per diluted share) in the third quarter of 2023.
•Gross margin of $7.7 million, which compares to $0.5 million in the third quarter of 2023.
•Cash flow used in operations of $4.3 million, which compares to cash flow used in operations of $0.3 million in the third quarter of 2023.
•Adjusted EBITDA(1) of $10.0 million, which compares to $2.2 million in the third quarter of 2023.
•Potash and Trio® sales volumes of 54 thousand and 45 thousand tons, respectively, which compares to 46 thousand and 52 thousand tons, respectively, in the third quarter of 2023.
•Potash and Trio® average net realized sales prices(1) of $356 and $312 per ton, respectively, which compares to $433 and $298 per ton, respectively, in the third quarter of 2023.

Management & Board of Directors Update
•On October 4, 2024, we announced that Bob Jornayvaz stepped down as Chief Executive Officer and as a Director of the Board following his extended medical leave of absence. Intrepid’s Chief Financial Officer, Matt Preston, continues to serve as acting principal executive officer as the Board's search to identify a successor Chief Executive Officer remains ongoing.

Capital Expenditures
•Capital expenditures were $9.6 million in the third quarter of 2024, bringing our total capital expenditures to $32.6 million for the first nine months of 2024. We now expect our 2024 capital expenditures will be in the range of $37 million to $40 million, which compares to our previous guidance range of $40 million to $50 million.

Delivering on Key Strategic Priority
•Over the past two years, our key strategic priority has been to revitalize our potash assets to reverse the declining production trend. This involved numerous projects at our HB, Moab, and Wendover facilities, with the key goals being twofold: first, help maximize our brine availability; and second, increase our residence time to develop higher-grade brine. Successfully accomplishing both goals leads to higher potash production, which drives top-line growth through increased sales volumes, but more importantly, also leads to a significant improvement in our unit economics. As part of the potash asset revitalization process, we are pleased to announce that in the third quarter of 2024 we successfully completed our largest project, Phase Two of the HB Brine Injection Pipeline. Moreover, our total company potash production has started to inflect higher, with the improvement in our unit economics evident in our third quarter results.

Project & Operational Updates
•HB Solar Solution Mine in Carlsbad, New Mexico
◦Phase Two of the HB Brine Injection Pipeline Project ("Phase Two"): Phase Two, the in-line pigging system to help ensure consistent flow rates, was successfully commissioned in the third quarter of 2024, and is fully operational with respect to all brine injection wells. We expect our brine injection rates will increase to 2,000 to 2,500 gallons per minute with the completion of Phase Two, the highest rate in company history, which will improve the brine availability and residence time in the HB cavern system.
◦AMAX Cavern: In the third quarter of 2024, we started the permitting process to drill a test well into the AMAX Cavern at HB in order to measure the brine chemistry. AMAX is the largest cavern in the HB cavern system and is expected to serve as an expansion area to the original HB caverns which have been in service for over ten years. We expect to finish the sample well permitting process in the first quarter of 2025 with test well drilling taking place shortly thereafter.

•Brine Recovery Mine in Wendover, Utah
◦Primary Pond 7 ("PP7"): PP7 is expected to increase the brine evaporative area at Wendover and help us meet our goals of maximizing brine availability and improving our brine grade and production. PP7 has been commissioned and we expect to see production improvements during the 2025/2026 harvest season.

•East Underground Trio® Mine
◦Driving Operational & Cost Efficiencies: Owing to efficiencies from the two continuous miners placed into service in 2023 and the operation of our fine langbeinite recovery system, we continue to see improvements in our production rates and cost structure compared to the prior year. For the first nine months of 2024, our Trio® cost of goods sold per ton was approximately $280, which compares to approximately $328 per ton in the prior year period. For 2024, we forecast that our cash production cost savings at East will be at the higher end of the $8 million to $10 million range we previously provided.

Liquidity
•During the third quarter of 2024, cash flow used in operations was $4.3 million, while cash used in investing activities was $9.1 million. As of October 31, 2024, Intrepid had approximately $34.9 million in cash and cash equivalents and no outstanding borrowings on our revolving credit facility.
•Intrepid maintains an investment account of fixed income securities that had a balance of approximately $2.0 million as of October 31, 2024.

Consolidated Results, Management Commentary, & Outlook
In the third quarter of 2024, Intrepid generated sales of $57.5 million, a 6% increase from third quarter 2023 sales of $54.5 million. Consolidated gross margin totaled $7.7 million, while net loss totaled $1.8 million, or a net loss of $0.14 per diluted share, which compares to our third quarter 2023 net loss of $7.2 million, or $0.56 per diluted share. The Company delivered adjusted EBITDA(1) of $10.0 million, a $7.8 million increase from the same prior year period. Our third quarter 2024 average net realized sales prices(1) for potash and Trio® averaged $356 and $312 per ton, respectively, which compares to $433 and $298 per ton, respectively, in the third quarter of 2023.

Matt Preston, Intrepid's Chief Financial Officer and acting principal executive officer commented: "In the third quarter, Intrepid delivered solid financial performance with our net loss narrowing to $1.8 million and our adjusted EBITDA totaling $10.0 million, with several factors contributing to the better results compared to last year. Our margins in potash and Trio® benefited from improving unit economics due to increased production and cost improvements, higher sales volumes in potash, and solid pricing in Trio®. In oilfield solutions, owing to the completion of a large frac on Intrepid South, we had the best quarterly sales in company history, while our segment gross margins more than doubled compared to the prior year.

In the third quarter, we also successfully commissioned Phase Two of the Brine Injection Pipeline at HB. This was the largest capital project we undertook as part of our recent potash asset revitalization process, and Phase Two will help us meet our key goals of maximizing brine availability and underground residence time at HB. Overall, we're starting to see our investments pay off and Intrepid has now had two quarters in a row of higher potash production compared to the same prior year periods, with this trend expected to continue into the fourth quarter.

Lastly, we again want to thank Bob for his immeasurable contributions to Intrepid over the last two decades and wish him well in his recovery."

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands, except per ton data)
Sales	$28,356	$27,602	$95,966	$127,363
Gross margin	$4,066	$3,411	$12,952	$30,716

Potash sales volumes (in tons)	54	46	183	213
Potash production volumes (in tons)	51	43	178	145

Average potash net realized sales price per ton(1)	$356	$433	$387	$474

Our total sales in the potash segment increased $0.8 million in the third quarter of 2024, compared to the same period in 2023, as potash segment byproduct sales increased $1.0 million, partially offset by a $0.3 million decrease in potash sales. Our potash segment byproducts increased due to an increase in brine sales as we sold more barrels of brine at a higher average price during the third quarter of 2024, compared to the same period in 2023, due to continued solid oilfield activity in the Permian Basin.
Our potash sales decreased in the third quarter of 2024, compared to the same period in 2023, as our average net realized sales price per ton decreased 18%, although this was mostly offset by a 17% increase in sales volumes. Our sales volumes increased owing to higher potash production that started in the second quarter of 2024, resulting in more available tons of potash to sell going into the summer months.
Despite lower pricing in the third quarter of 2024, our potash segment gross margin increased by $0.7 million to $4.1 million, which was driven by higher sales volumes, an improvement in our cost of goods sold per ton, and a smaller lower of cost or net realizable value inventory adjustment compared to the prior year.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands, except per ton data)
Sales	$18,928	$22,030	$81,938	$81,052
Gross margin (deficit)	$604	$(4,290)	$1,647	$(1,617)

Trio® sales volume (in tons)	45	52	200	179
Trio® production volume (in tons)	62	52	184	159

Average Trio® net realized sales price per ton(1)	$312	$298	$305	$329

Trio® segment sales decreased 14% during the third quarter of 2024, compared to the same period in 2023, which was primarily driven by a $1.7 million decrease in Trio® sales and a $1.4 million decrease in Trio® segment byproduct sales. Trio® sales decreased primarily due to a 13% decrease in tons sold, partially offset by a 5% increase in our average net realized sales price per ton.
Our Trio® segment byproduct sales decreased $1.4 million in the third quarter of 2024, compared to the same period in 2023, due to a decrease in Trio® segment byproduct water sales, as we increased the volume of water used for injection at our HB plant, and accordingly, we did not sell any byproduct water.
Our Trio® cost of goods sold decreased 31% in the third quarter of 2024, compared to the same period in 2023. Our cost of goods sold was positively impacted by decreases in certain production costs, such as contract labor and benefits expense, which resulted from the March 2024 decision to move to a reduced operating schedule at our East facility and restart of our fine langbeinite recovery process. Moreover, we produced more tons of Trio® in the third quarter of 2024, compared to the same period in 2023 - lowering our per ton production costs - and we also sold 13% fewer tons.
Our Trio® segment generated gross margin of $0.6 million in the third quarter of 2024, which compares to a gross deficit of $4.3 million in the same prior year period, with the increase primarily attributable to the higher average net realized sales price and improvement in our cost of goods sold.

Oilfield Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Sales	$10,324	$4,904	$21,186	$14,265
Gross margin	$3,062	$1,370	$7,191	$3,126

Our oilfield solutions segment sales increased $5.4 million in the third quarter of 2024, compared to the same period in 2023, due to a $6.8 million increase in water sales, partially offset by a $1.3 million decrease in sales of other oilfield solutions products and services. Our water sales increased due to the completion of a large frac at Intrepid South. Our sales of other oilfield solutions products and services decreased during the third quarter of 2024, compared to the same period in 2023, as we recorded less revenues from surface use and easement agreements. Surface use and easement revenues fluctuate based on the timing of recognizing revenue from the various performance obligations contained in the underlying agreements.
    Our cost of goods sold increased $3.7 million, or 105%, in the third quarter of 2024, compared to the same period in 2023, as we purchased more third-party water for resale related to the large frac at Intrepid South.
Gross margin for the third quarter of 2024 increased $1.7 million compared to the same period in 2023, due to the factors discussed above.
Notes
1 Adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Tuesday, November 5, 2024, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at

intrepidpotash.com. The replay of the call will require the input of the replay access code 1179359. The recording will be available through November 12, 2024.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and statements regarding management matters. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports we file with the SEC.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Sales	$57,549	$54,465	$198,891	$222,420
Less:
Freight costs	8,022	7,909	30,275	30,015
Warehousing and handling costs	3,058	2,731	8,733	8,265
Cost of goods sold	38,266	39,921	135,767	148,502
Lower of cost or net realizable value inventory adjustments	471	3,413	2,326	3,413
Gross Margin	7,732	491	21,790	32,225

Selling and administrative	9,154	7,685	25,448	24,491
Accretion of asset retirement obligation	623	535	1,867	1,605
Impairment of long-lived assets	874	521	3,082	521
Loss on sale of assets	134	59	626	252
Other operating income	(1,370)	(522)	(4,029)	(1,252)
Other operating expense	540	1,379	2,953	3,132
Operating (Loss) Income	(2,223)	(9,166)	(8,157)	3,476

Other Income
Equity in loss of unconsolidated entities	(289)	(54)	(256)	(292)
Interest income	536	88	1,327	249
Other income	136	19	204	75
(Loss) Income Before Income Taxes	(1,840)	(9,113)	(6,882)	3,508

Income Tax Benefit (Expense)	7	1,917	1,086	(1,893)
Net (Loss) Income	$(1,833)	$(7,196)	$(5,796)	$1,615

Weighted Average Shares Outstanding:
Basic	12,908	12,789	12,871	12,750
Diluted	12,908	12,789	12,871	12,876
(Loss) Earnings Per Share:
Basic	$(0.14)	$(0.56)	$(0.45)	$0.13
Diluted	$(0.14)	$(0.56)	$(0.45)	$0.13

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2024 AND DECEMBER 31, 2023
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$38,034	$4,071
Short-term investments	1,979	2,970
Accounts receivable:
Trade, net	32,223	22,077
Other receivables, net	2,659	1,470
Inventory, net	109,578	114,252
Prepaid expenses and other current assets	5,783	7,200
Total current assets	190,256	152,040

Property, plant, equipment, and mineral properties, net	354,898	358,249
Water rights	19,184	19,184
Long-term parts inventory, net	32,385	30,231
Long-term investments	4,699	6,627
Other assets, net	9,395	8,016
Non-current deferred tax asset, net	195,402	194,223
Total Assets	$806,219	$768,570

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,917	$12,848
Accrued liabilities	14,733	14,061
Accrued employee compensation and benefits	11,810	7,254
Other current liabilities	7,730	12,401
Total current liabilities	43,190	46,564

Advances on credit facility	—	4,000
Asset retirement obligation, net of current portion	31,944	30,077
Operating lease liabilities	855	741
Finance lease liabilities	2,082	1,451
Deferred other income, long-term	46,053	—
Other non-current liabilities	1,502	1,309
Total Liabilities	125,626	84,142

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,908,078 and 12,807,316 shares outstanding
at September 30, 2024, and December 31, 2023, respectively	14	13
Additional paid-in capital	667,597	665,637
Retained earnings	34,994	40,790
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	680,593	684,428
Total Liabilities and Stockholders' Equity	$806,219	$768,570

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(1,833)	$(7,196)	$(5,796)	$1,615
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	9,033	10,122	26,931	28,305
Accretion of asset retirement obligation	623	535	1,867	1,605
Amortization of deferred financing costs	75	75	226	226
Amortization of intangible assets	82	80	246	241
Stock-based compensation	178	1,522	2,735	5,071
Lower of cost or net realizable value inventory adjustments	471	3,413	2,326	3,413
Impairment of long-lived assets	874	521	3,082	521
Loss on disposal of assets	134	59	626	252
Allowance for doubtful accounts	—	110	—	110
Allowance for parts inventory obsolescence	171	140	643	140
Unrealized loss on equity investment	101	—	101	—
Equity in loss of unconsolidated entities	289	54	256	292
Distribution of earnings from unconsolidated entities	—	—	—	452
Changes in operating assets and liabilities:
Trade accounts receivable, net	(10,605)	(381)	(10,146)	2,536
Other receivables, net	(995)	(700)	(1,245)	(1,659)
Inventory, net	(9,774)	(8,384)	(448)	2,379
Prepaid expenses and other current assets	(2,501)	(1,804)	(226)	(898)
Deferred tax assets, net	(65)	(1,920)	(1,179)	1,756
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	10,901	2,916	4,009	(5,216)
Operating lease liabilities	(334)	(409)	(1,074)	(1,218)
Deferred other income	(564)	—	43,308	—
Other liabilities	(603)	924	(1,306)	(1,298)
Net cash (used) provided by operating activities	(4,342)	(323)	64,936	38,625

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(9,609)	(16,550)	(32,583)	(58,484)
Purchase of investments	—	—	—	(1,415)
Proceeds from sale of assets	5	36	4,656	125
Proceeds from redemptions/maturities of investments	500	500	2,000	4,500
Other investing, net	—	160	416	668
Net cash used in investing activities	(9,104)	(15,854)	(25,511)	(54,606)

Cash Flows from Financing Activities:
Payments of financing lease	(180)	(189)	(680)	(399)
Proceeds from short-term borrowings on credit facility	—	2,000	—	7,000
Repayments of short-term borrowings on credit facility	—	—	(4,000)	(5,000)
Employee tax withholding paid for restricted stock upon vesting	—	—	(775)	(1,337)
Net cash (used in) provided by financing activities	(180)	1,811	(5,455)	264

Net Change in Cash, Cash Equivalents and Restricted Cash	(13,626)	(14,366)	33,970	(15,717)
Cash, Cash Equivalents and Restricted Cash, beginning of period	52,247	17,733	4,651	19,084
Cash, Cash Equivalents and Restricted Cash, end of period	$38,621	$3,367	$38,621	$3,367

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or net (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Net (Loss) Income	$(1,833)	$(7,196)	$(5,796)	$1,615
Adjustments
Impairment of long-lived assets	874	521	3,082	521
Loss on sale of assets	134	59	626	252
CEO separation costs, net	1,050	—	1,050	—
Calculated income tax effect(1)	(535)	(151)	(1,237)	(201)
Total adjustments	1,523	429	3,521	572
Adjusted Net (Loss) Income	$(310)	$(6,767)	$(2,275)	$2,187

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net (Loss) Income Per Diluted Share	$(0.14)	$(0.56)	$(0.45)	$0.13
Adjustments
Impairment of long-lived assets	0.07	0.04	0.24	0.04
Loss on sale of assets	0.01	—	0.05	0.02
CEO separation costs, net	0.08	—	0.08	—
Calculated income tax effect(1)	(0.04)	(0.01)	(0.10)	(0.02)
Total adjustments	0.12	0.03	0.27	0.04
Adjusted Net (Loss) Income Per Diluted Share	$(0.02)	$(0.53)	$(0.18)	$0.17

(1) Assumes an annual effective tax rate of 26% for 2024 and 2023.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Net (Loss) Income	$(1,833)	$(7,196)	$(5,796)	$1,615
Impairment of long-lived assets	874	521	3,082	521
Loss on sale of assets	134	59	626	252
CEO separation costs, net	1,050	—	1,050	—
Income tax (benefit) expense	(7)	(1,917)	(1,086)	1,893
Depreciation, depletion, and amortization	9,033	10,122	26,931	28,305
Amortization of intangible assets	82	80	246	241
Accretion of asset retirement obligation	623	535	1,867	1,605
Total adjustments	11,789	9,400	32,716	32,817
Adjusted EBITDA	$9,956	$2,204	$26,920	$34,432

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2024		2023
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$28,356	$18,928	$27,602	$22,030
Less: Segment byproduct sales	6,664	41	5,622	1,425
Freight costs	2,488	4,864	2,057	5,086
Subtotal	$19,204	$14,023	$19,923	$15,519

Divided by:
Tons sold	54	45	46	52
Average net realized sales price per ton	$356	$312	$433	$298

	Nine Months Ended September 30,
	2024		2023
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$95,966	$81,938	$127,363	$81,052
Less: Segment byproduct sales	17,724	354	17,122	4,165
Freight costs	7,505	20,498	9,321	18,038
Subtotal	$70,737	$61,086	$100,920	$58,849

Divided by:
Tons sold	183	200	213	179
Average net realized sales price per ton	$387	$305	$474	$329

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

	Three Months Ended September 30, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$21,692	$—	$—	$(59)	$21,633
Trio®	—	18,887	—	—	18,887
Water	—	—	7,918	—	7,918
Salt	2,720	41	—	—	2,761
Magnesium Chloride	2,116	—	—	—	2,116
Brine Water	1,808	—	943	—	2,751
Other	20	—	1,463	—	1,483
Total Revenue	$28,356	$18,928	$10,324	$(59)	$57,549

	Nine Months Ended September 30, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$78,242	$—	$—	$(199)	$78,043
Trio®	—	81,584	—	—	81,584
Water	—	—	12,659	—	12,659
Salt	9,199	354	—	—	9,553
Magnesium Chloride	3,467	—	—	—	3,467
Brine Water	4,975	—	3,236	—	8,211
Other	83	—	5,291	—	5,374
Total Revenue	$95,966	$81,938	$21,186	$(199)	$198,891

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

	Three Months Ended September 30, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$21,980	$—	$—	$(71)	$21,909
Trio®	—	20,605	—	—	20,605
Water	48	1,368	1,133	—	2,549
Salt	2,676	57	—	—	2,733
Magnesium Chloride	2,035	—	—	—	2,035
Brine Water	863	—	1,030	—	1,893
Other	—	—	2,741	—	2,741
Total Revenue	$27,602	$22,030	$4,904	$(71)	$54,465

	Nine Months Ended September 30, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$110,241	$—	$—	$(260)	$109,981
Trio®	—	76,887	—	—	76,887
Water	228	3,890	5,320	—	9,438
Salt	8,997	275	—	—	9,272
Magnesium Chloride	4,839	—	—	—	4,839
Brine Water	3,058	—	2,853	—	5,911
Other	—	—	6,092	—	6,092
Total Revenue	$127,363	$81,052	$14,265	$(260)	$222,420

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

Three Months Ended September 30, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$28,356	$18,928	$10,324	$(59)	$57,549
Less: Freight costs	3,217	4,864	—	(59)	8,022
Warehousing and handling costs	1,819	1,239	—	—	3,058
Cost of goods sold	18,783	12,221	7,262	—	38,266
Lower of cost or net realizable value inventory adjustments	471	—	—	—	471
Gross Margin	$4,066	$604	$3,062	$—	$7,732
Depreciation, depletion, and amortization incurred[1]	$6,670	$864	$1,134	$447	$9,115

Nine Months Ended September 30, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$95,966	$81,938	$21,186	$(199)	$198,891
Less: Freight costs	9,976	20,498	—	(199)	30,275
Warehousing and handling costs	4,889	3,844	—	—	8,733
Cost of goods sold	65,823	55,949	13,995	—	135,767
Lower of cost or net realizable value inventory adjustments	2,326	—	—	—	2,326
Gross Margin	$12,952	$1,647	$7,191	$—	$21,790
Depreciation, depletion, and amortization incurred[1]	$19,819	$2,599	$3,400	$1,359	$27,177

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(In thousands)

Three Months Ended September 30, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$27,602	$22,030	$4,904	$(71)	$54,465
Less: Freight costs	2,894	5,086	—	(71)	7,909
Warehousing and handling costs	1,541	1,190	—	—	2,731
Cost of goods sold	18,673	17,714	3,534	—	39,921
Lower of cost or net realizable value inventory adjustments	1,083	2,330	—	—	3,413
Gross Margin (Deficit)	$3,411	$(4,290)	$1,370	$—	$491
Depreciation, depletion, and amortization incurred[1]	$7,272	$1,754	$950	$226	$10,202

Nine Months Ended September 30, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$127,363	$81,052	$14,265	$(260)	$222,420
Less: Freight costs	12,237	18,038	—	(260)	30,015
Warehousing and handling costs	4,630	3,635	—	—	8,265
Cost of goods sold	78,697	58,666	11,139	—	148,502
Lower of cost or net realizable value inventory adjustments	1,083	2,330	—	—	3,413
Gross Margin (Deficit)	$30,716	$(1,617)	$3,126	$—	$32,225
Depreciation, depletion and amortization incurred[1]	$20,753	$4,365	$2,772	$656	$28,546
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.